Exhibit 99.1

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses incurred by the Company in connection with its issuance and sale of $450 million aggregate principal amount of 4.500% Senior Notes due 2024, are set forth in the following table:

Securities and Exchange Commission Registration Fee	$52,155
Legal Fees and Expenses	250,000
Accounting Fees and Expenses	125,000
Printing and Engraving Expenses	30,000
Other	582,845

Total	$1,040,000